Exhibit 99.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

RECITALS

1)                                      On or about September 13, 2004, Mathew Hahn (“Employee”) and Accelrys, Inc. (“Company”) entered into an employment agreement (“Employment Agreement”) and a Protective Covenant Agreement, which agreements were modified by letter dated on or about August 12, 2005 (collectively the “Agreements”).

2)                                      The parties desire to for Mr. Hahn to continue employment with the Company on a part time basis as further set forth below in this Amendment (“Amendment”).

Accordingly, the parties agree as follows:

AGREEMENT

1)                                      Employee is hereby resigning as the Company’s General Manager of SciTegic and Chief Science and Technology Officer, effective October 15, 2006.

2)                                      Effective October 16, 2006, Employee will serve as the Company’s Vice President of Platform Strategy and Technologies.  In that capacity, Employee will initially report to the Company’s Chief Science Officer and shall perform such services, for a minimum of twenty-one (21) hours per week, as and when reasonably assigned to him by the Company’s Chief Science Officer.  The parties acknowledge that, in his new position, Employee is no longer an “officer” as defined in Rule 16a-1 of the Securities Exchange Act of 1934.

3)                                      Employee’s base salary shall be $10,000 per month.  Employee shall remain eligible for a bonus in accordance with the terms of the Company’s 2007 Management Incentive Plan, at the rate of 40% of his base salary earned between April 1, and October 15, 2006.    Any bonus to be earned for any subsequent services shall be at the sole discretion of the Company’s Chief Executive Officer.

4)                                      Any severance due Employee in accordance with Section 7 of the Employment Agreement shall continue to be calculated based upon an annual base salary of $250,000.

5)                                      This Amendment supersedes and governs over any contrary or conflicting terms in the Agreements.  As modified herein, the Agreements remain in full force and effect.

/s/ Mathew Hahn	/s/ Mark J. Emkjer
Mathew Hahn	Accelrys, Inc.
By: Mark J. Emkjer
President and Chief Executive Officer

Date: September 26, 2006	Date: September 26, 2006